Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577
FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko
(440) 449-9669
For Immediate Release
Friday March 13, 2009
NACCO INDUSTRIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2008 RESULTS
     Cleveland, Ohio, March 13, 2009 — NACCO Industries, Inc. (NYSE: NC) today announced financial results for the fourth quarter and full year 2008.
     Revenues for the fourth quarter of 2008 were $949.4 million, 13 percent lower than the $1.1 billion in the prior-year period. The sales decline was primarily attributable to lower volumes at all of NACCO’s subsidiaries primarily as a result of the deteriorating global economy.
     Because the Company’s stock price at December 31, 2008 was significantly below the Company’s book value of tangible assets and book value of equity, accounting rules required that the Company take a non-cash write-off of goodwill and certain other intangible assets totaling $435.7 million, or $431.6 million net of taxes of $4.1 million. The Company recorded the pre-tax charges as follows: $351.1 million at NACCO Materials Handling Group (“NMHG”) Wholesale, $80.7 million at Hamilton Beach and $3.9 million at Kitchen Collection. The goodwill and intangibles were incurred largely as a result of acquisitions in the late 1980s and early 1990s. Also in the fourth quarter, the Company recognized a non-cash charge of $15.3 million against the accumulated deferred tax assets for the European operations of NMHG’s Wholesale and Retail subsidiaries. Including these charges, for the 2008 fourth quarter, the Company incurred a net loss of $428.2 million, or $51.69 per share, NMHG Wholesale incurred a net loss of $364.0 million, NMHG Retail incurred a net loss of $1.8 million, Hamilton Beach reported a net loss of $74.1 million, and Kitchen Collection reported net income of $0.2 million.
     The Company believes that current stock market valuations, which were the basis for the impairment testing under existing accounting rules, are generally reflective of broader global macro-economic and stock market conditions rather than a reflection of the operating fundamentals and the programs being implemented at each of our subsidiaries. As market conditions improve, the Company expects that these fundamentals and the programs in place at our subsidiaries will position each of them to move positively toward achievement of sound long-term financial returns.
     Consolidated fourth-quarter 2008 adjusted income, which excludes the goodwill and intangible asset impairment charges as well as the charge against the deferred tax assets, was $18.7 million, or $2.26 per share. This compares with consolidated net income for the fourth quarter of 2007 of $51.9 million, or $6.27 per diluted share. “Adjusted income/loss” in this press release refers to net income/loss results that exclude the goodwill and intangible asset impairment charges as well as the charges against the accumulated deferred tax assets. For reconciliations from GAAP results to the adjusted non-GAAP financial results, see pages 17 to 19. The remaining discussion of 2008 fourth quarter and full year results in this release relates only to adjusted income/loss unless otherwise noted. Management believes a discussion of adjusted income/loss is more reflective of NACCO’s underlying business operations and assists investors and our subsidiaries’ lenders, who often exclude non-cash charges from their analyses, in better understanding the results of operations of NACCO and its subsidiaries.
NACCO and Subsidiaries Consolidated Fourth Quarter Highlights
     Economic conditions deteriorated further in the fourth quarter of 2008, significantly affecting consolidated results. Key perspectives on NACCO’s fourth quarter non-GAAP adjusted results are as follows:
•	NMHG Wholesale’s adjusted loss was $1.6 million in 2008, compared with net income of $23.8 million in 2007. The key drivers for the change in results at NMHG Wholesale were a decrease in market volume for units and parts, unfavorable foreign currency movements and costs associated with reductions-in-force.

•	NMHG Retail had an adjusted loss of $1.6 million in 2008, compared with a net loss of $1.1 million in 2007. The key driver for the increased loss at NMHG Retail was an increase in income tax expense, partially offset by improved operating results due to reduced spending and reduced interest expense.

•	Rising product costs and a weak North America consumer market had an adverse effect on results at both Hamilton Beach and Kitchen Collection.
•	Hamilton Beach’s adjusted income decreased to $6.6 million in 2008 from net income of $12.8 million in 2007. The decrease in 2008 primarily resulted from increased product costs net of price increases, lower unit volumes and reduced sales of higher-margin products. During the fourth quarter of 2008, Hamilton Beach changed its method of valuing inventories from the last-in, first-out (“LIFO”) method to the first-in, first-out (“FIFO”) method. Financial information for prior periods for Hamilton Beach and Consolidated NACCO has been revised to reflect this change.

•	Kitchen Collection’s 2008 adjusted income of $3.8 million decreased compared with net income of $5.9 million in 2007 as a result of a decrease in Kitchen Collection® and Le Gourmet Chef® comparable store sales due to fewer store transactions and a lower average sales transaction value.
•	North American Coal’s net income decreased to $4.9 million in 2008 compared with $6.6 million in 2007 primarily due to fewer tons sold at the Mississippi Lignite Mining Company.
Consolidated Full Year Results
     Revenue for 2008 was $3.7 billion compared with $3.6 billion for 2007. Results for the year ended December 31, 2008 include the non-cash impairment charges previously discussed and the recognition of non-cash charges totaling $29.8 million against the accumulated deferred tax assets for European and Australian operations and for certain U.S. state taxing jurisdictions at NMHG’s Wholesale and Retail operations. Including these charges, for the year ended December 31, 2008, the Company incurred a consolidated net loss of $437.6 million, or $52.84 per share, NMHG Wholesale incurred a net loss of $365.6 million, NMHG Retail incurred a net loss of $10.4 million, Hamilton Beach reported a net loss of $73.3 million and Kitchen Collection reported a net loss of $10.0 million.
     Consolidated adjusted income for the year ended December 31, 2008 was $23.8 million, or $2.87 per share. This compared with net income of $90.4 million, or $10.93 per diluted share, for the year ended December 31, 2007.
     All subsidiaries had lower results for the year ended December 31, 2008. North American Coal declined the least and reported net income of $22.1 million. Overall, 2008 adjusted income was negatively affected by increased material costs not recovered by price increases, adverse foreign currency movements and reduced volumes as the global recession unfolded.

     In light of the current difficult economic conditions, NACCO increased the capitalization of three of its subsidiaries by contributing $68.3 million to NMHG, $29.0 million to Hamilton Beach and $25.3 million to Kitchen Collection during the year ended December 31, 2008.
Consolidated Outlook for 2009
     Economic and market conditions deteriorated dramatically in 2008 with a deep global recession likely to continue through 2009. The depth and duration of this downturn is quite uncertain. The consumer markets in which Hamilton Beach and Kitchen Collection participate have declined as consumers reduce purchases. The forklift truck capital goods market in which NMHG participates has moved into a significant global downturn that has resulted in a decline in bookings in the Americas, Europe and Asia-Pacific. Price increases, changes in product positioning and product cost reductions were implemented in 2008 and early 2009 to offset higher material and transportation costs and adverse currency movements at NMHG and Hamilton Beach in order to achieve more acceptable margin positions. While North American Coal’s lignite coal operations continue to be strong, the company expects limerock production and limerock deliveries to be significantly lower in 2009 compared with 2008 due to a continued drop in demand in the housing and construction markets in southern Florida and an unfavorable legal ruling that terminated customers’ existing mining permits at most of the limerock mining operations. Limerock customers are expected to reduce inventory levels until they return to production under new permits that are expected to be issued toward the end of 2009.
     The Company is operating on the assumption that the economic environment will not improve in 2009. Accordingly, NACCO has moved promptly and aggressively to put plans in place to help meet the challenges of 2009. Cost containment actions, which include spending and travel restrictions, personnel reductions, suspension of incentive compensation and profit-sharing, benefit reductions, wage freezes and salary reductions have been taken at our consumer and capital goods subsidiaries and at NACCO headquarters. At NMHG, these cost containment actions are unlikely to overcome the effect of reduced volumes in the early part of the year, particularly the first quarter. NMHG’s 2009 net income is expected to be about break-even assuming market conditions do not deteriorate further than currently expected. NMHG Retail’s objective is to achieve break-even results in 2009. While the consumer businesses anticipate weak markets in 2009, both Hamilton Beach and Kitchen Collection expect 2009 results to improve increasingly over the course of the year, especially at Kitchen Collection, where the new Le Gourmet Chef store format is in place and no further large product clearance program is needed. North American Coal expects 2009 net income to be comparable to 2008.
     Overall, NACCO expects its subsidiaries to generate substantial cash flow before financing activities. Currently NACCO has substantial cash available, which provides the Company flexibility with respect to capitalizing its subsidiaries.
Detailed Discussion of Results
NMHG Wholesale — Fourth Quarter Results
     NMHG Wholesale reported an adjusted loss of $1.6 million on revenues of $646.6 million for the fourth quarter of 2008 compared with net income of $23.8 million on revenues of $759.5 million for the fourth quarter of 2007.
     Revenues decreased in the fourth quarter of 2008 compared with the fourth quarter of 2007 primarily as a result of a decrease in units and parts volumes in all geographic regions due to the downturn in each of these markets. Worldwide shipments in the fourth quarter of 2008 declined to 20,830 units from shipments of 25,946 units in the fourth quarter of 2007. Also contributing to the decrease in revenues were unfavorable foreign currency movements as the U.S. dollar strengthened against the euro and British pound. A favorable shift in sales mix to higher-priced lift trucks in the U.S. and Europe and the effect of unit and parts price increases implemented during late 2007 and early 2008 in the Americas and Europe partially offset the decrease in revenues.
     NMHG Wholesale’s worldwide backlog was approximately 14,900 units at December 31, 2008 compared with approximately 30,500 units at December 31, 2007 and approximately 26,000 units at September 30, 2008.
     The significant decrease in results in the fourth quarter of 2008 compared with the fourth quarter of 2007 was primarily the result of a decline in gross profit, unfavorable foreign currency movements of $15.0 million pre-tax, mainly due to adverse currency revaluations, and a $6.0 million pre-tax charge for reductions-in-force at all NMHG locations because of the downturn in forklift truck markets. Gross profit declined as a result of reduced volumes and lower sales of higher-margin units and parts and an increase in manufacturing costs as less fixed cost was absorbed due to lower production volumes. These unfavorable items were partially offset by the effect of a LIFO liquidation at lower prior year inventory costs of $6.7 million pre-tax, reduced warranty costs resulting from lower sales volumes, and benefits totaling $21.5 million pre-tax from price increases implemented in prior periods, although the benefits of these price increases were partially offset by material cost increases of $17.1 million pre-tax, primarily from increased steel costs.
NMHG Wholesale — Full Year Results
     For the year ended December 31, 2008, NMHG Wholesale reported adjusted income of $4.5 million on revenues of $2.7 billion, compared with net income of $48.2 million on revenues of $2.6 billion for the year ended December 31, 2007. Lift truck shipments in 2008 decreased to 87,250 units from 90,899 units in 2007.
     The significant decrease in adjusted income in 2008 compared with 2007 was primarily attributable to unfavorable foreign currency movements of $39.2 million pre-tax and an increase in material costs of $65.0 million pre-tax from increased commodity and transportation costs, partially offset by benefits totaling $48.3 million pre-tax from price increases implemented in late 2007 and 2008. Also contributing to the decline was an increase in manufacturing costs, as less fixed cost was absorbed due to lower production volumes, and higher warranty expenses. These unfavorable items were partially offset by a decrease in selling, general and administrative expenses resulting primarily from lower employee-related costs and lower product liability expense as a result of favorable claim settlement experience.
NMHG Wholesale — Outlook
     NMHG Wholesale expects significant declines in all lift truck markets in 2009 compared with 2008, with very little recovery until 2010. As a result, the company expects lower unit booking and shipment levels and a reduction in parts sales in 2009 compared with 2008.
     NMHG has taken a number of steps to respond to the market outlook, which include capital expenditure restraints, planned plant downtime, reductions-in-force, restrictions on spending and travel, suspension of incentive compensation and profit-sharing, wage freezes and salary and benefit reductions.
     Benefits from price increases implemented in late 2007 and 2008 to offset material cost increases are expected to be fully realized in 2009. Further, NMHG Wholesale is actively monitoring commodity costs and other supply chain drivers to ensure timely implementation of reductions in procurement costs because material costs, specifically steel, and fuel and freight costs have moderated in the fourth quarter of 2008 and early 2009. The company’s goal is to improve near-term margins while still maintaining market positions.

     Unfavorable foreign currency movements continued to affect 2008 results significantly. To offset these effects, NMHG Wholesale implemented a manufacturing restructuring program in 2007, which is expected to be completed in early 2009, in order to lessen NMHG Wholesale’s exposure to future currency exchange rate fluctuations, reduce the manufacturing footprint of NMHG Wholesale’s European manufacturing operations, provide additional opportunities to source components from lower-cost countries and reduce working capital. This program and other related manufacturing restructuring programs are anticipated to improve results beginning in 2009, and, at maturity, generate benefits of approximately $17 million in annual cost savings.
     NMHG Wholesale’s warehouse truck and big truck product development programs, and its important new electric-rider lift truck program, are progressing as planned. The new electric-rider lift truck program is expected to bring a full line of newly designed products to market, including the introduction of two series in the second quarter of 2009.
     Overall, NMHG Wholesale expects earnings in the first half of 2009 to be well below the first half of 2008, with an especially difficult first quarter. Modest market improvements expected in the second half of 2009, along with benefits from new product introductions and restructuring and reductions-in-force actions are expected to lead to about break-even results, assuming market conditions do not deteriorate further, and significantly improved cash flow before financing activities for 2009 compared with 2008 primarily as a result of the cost containment actions, plant restructurings and a reduction in working capital.
NMHG Retail — Fourth Quarter Results
     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported an adjusted loss for the fourth quarter of 2008 of $1.6 million on revenues of $14.9 million compared with a net loss of $1.1 million on revenues of $16.5 million for the fourth quarter of 2007.
     Revenues decreased primarily because of unfavorable foreign currency movements due to the weakening of the Australian dollar and lower unit volumes in Asia-Pacific. These decreases were partially offset by a decline in intercompany sales transactions, which caused a decrease in the required intercompany revenue elimination compared with the prior year quarter.
     NMHG Retail’s increased loss was primarily the result of an increase in income tax expense, partially offset by improved operating results due to reduced spending and reduced interest.
NMHG Retail — Full Year Results
     For the 2008 full year, NMHG Retail reported an adjusted loss of $3.4 million on revenues of $84.2 million, compared with a net loss of $8.9 million on revenues of $137.8 million in 2007. The 2007 net loss includes a gain of $3.0 million, or $2.6 million net of taxes of $0.4 million, from the sale of a European retail dealership.
     NMHG Retail’s 2008 adjusted results improved significantly over 2007, excluding the prior year gain on sale, as a result of actions taken to improve the operational effectiveness of the Asia-Pacific Retail operations.
NMHG Retail — Outlook
     NMHG Retail’s key improvement programs, especially those implemented in Asia-Pacific during 2007, are expected to have an increasingly favorable effect on 2009 results and cash flow before financing activities and to assist the company in meeting its strategic objective of achieving at least break-even results while building market position. However, as economic conditions in the United Kingdom and Australia deteriorate further, sales of units and services are expected to decline further, which could adversely affect revenues and profit margins.

Hamilton Beach — Fourth Quarter Results
     Hamilton Beach’s adjusted income was $6.6 million for the fourth quarter of 2008 on revenues of $186.5 million, compared with net income of $12.8 million for the fourth quarter of 2007 on revenues of $200.2 million. During the fourth quarter of 2008, Hamilton Beach changed its method of valuing inventories from the LIFO method to the FIFO method. Prior year financial information has been revised to reflect this change.
     Revenues decreased in the 2008 fourth quarter compared with 2007 primarily because unit sales volumes declined as a result of a significant drop in consumer spending stemming from the weak global economy. Adverse foreign currency movements caused by a weakening Canadian dollar and Mexican peso also contributed to the decrease.
     Although revenues decreased approximately 7%, adjusted income declined almost 50%. The most significant contributing factors to the decrease in adjusted income were increased product and freight costs of $7.6 million pre-tax, net of price increases of $1.8 million, lower unit volumes and reduced sales of certain higher-margin products. Adjustment of certain inventories to market value, an increase in the company’s environmental liability due to the bankruptcy of a co-responsible party and the absence of a favorable product liability adjustment recognized in the fourth quarter of 2007 also contributed to the decline in adjusted income. Partially offsetting these unfavorable items were lower employee-related costs, favorable foreign currency movements and lower interest expense compared with 2007.
Hamilton Beach — Full Year Results
     For the year ended December 31, 2008, Hamilton Beach had adjusted income of $7.4 million on revenues of $528.7 million compared with net income of $19.5 million on revenues of $540.7 million in 2007.
     Adjusted income decreased in 2008 compared with 2007 substantially due to increased product and freight costs of $18.7 million pre-tax, net of price increases of $3.9 million pre-tax, and reduced unit volumes driven by a decrease in sales to key retailers in a weak consumer market, moderately offset by increased revenues from new product introductions and placements. The decline in adjusted income was partially offset by reduced selling, general and administrative expenses as the company initiated cost containment actions in reaction to the weakening economy.
Hamilton Beach — Outlook
     The global recession and other consumer financial concerns are among factors creating an extremely challenging retail environment as consumer confidence continues to decline. As a result, consumer spending is expected to be significantly reduced in 2009, particularly in the first half, with Hamilton Beach revenues in 2009 expected to be lower than in 2008.
     As a result of anticipated lower volumes, Hamilton Beach took aggressive cost containment actions in the fourth quarter of 2008, including personnel reductions, spending and travel restrictions, suspension of incentive compensation, benefit reductions and wage freezes. In addition to these actions, Hamilton Beach is actively working to improve pricing, improve product positioning and reduce product costs in light of softening commodity costs for resins, copper, steel and aluminum, as well as reduced transportation costs, to return to a more acceptable operating margin position. Hamilton Beach is monitoring commodity costs closely and currently negotiating with suppliers and retailers on costs, prices and product placement programs.
     While economic factors are expected to continue to affect consumer spending unfavorably over the near term, Hamilton Beach is placing continued focus on strengthening its market position through product innovation, promotions and branding programs. Hamilton Beach anticipates continued strong placements in 2009, with increased placements and distribution at some retailers. The current economic environment also provides the company with opportunities for renewed focus and positioning of the company’s Proctor Silex® brand in the quality, value brand segment. In addition, Hamilton Beach plans to move forward with consumer advertising campaigns. New products recently introduced in 2008, as well as further new product introductions in the pipeline for 2009 and beyond, are also expected to improve revenues. However, uncertainty in U.S. consumer markets makes price point and margin mix prospects very difficult to predict, and as a result overall revenues and margins are also difficult to predict.
     Overall, 2009 net income and cash flow before financing activities are currently expected to improve compared with adjusted 2008 income as a result of Hamilton Beach’s cost containment actions and efforts to improve margins through reduced costs, improved prices and new product introductions and placements. However, if markets deteriorate further, revenues and earnings could be adversely affected.
     Longer term, Hamilton Beach will continue to work to improve revenues and profitability by remaining focused on developing consumer-driven innovative products, improving efficiencies, reducing costs and pursuing strategic growth opportunities.
Kitchen Collection — Fourth Quarter Results
     Kitchen Collection reported adjusted income of $3.8 million on revenues of $77.8 million for the fourth quarter of 2008 compared with net income of $5.9 million on revenues of $84.8 million for the fourth quarter of 2007.
     The decrease in 2008 fourth quarter revenue and adjusted income compared with the 2007 fourth quarter was driven primarily by a decrease in Kitchen Collection® and Le Gourmet Chef® comparable store sales due to fewer store transactions and a lower average sales transaction value. These declines were the result of reduced traffic at outlet malls and an increase in shopping for lower-priced items due to the current recessionary environment.
     Kitchen Collection® operated 202 stores, while Le Gourmet Chef operated 83 stores at December 31, 2008 compared with 198 and 74, respectively at December 31, 2007.
Kitchen Collection — Full Year Results
     For the year ended December 31, 2008, Kitchen Collection reported an adjusted loss of $6.4 million on revenues of $202.3 million compared with a net loss of $0.9 million on revenues of $210.0 million for the year ended December 31, 2007.
     The decrease in revenues coupled with significant mark downs on discontinued products at the Le Gourmet Chef® stores due to a change in format and a substantial updating of the product offering increased the loss compared with the previous year. Weak fourth quarter sales at both Kitchen Collection® and Le Gourmet Chef® also contributed to the decrease.
Kitchen Collection — Outlook
     Uncertainty in the U.S. economy and the financial markets and a reduction in consumer confidence are expected to continue to affect consumer traffic to outlet and traditional malls and negatively affect retail spending decisions in 2009, all of which make forecasts of revenue very uncertain. Nevertheless, Kitchen Collection expects a modest increase in revenue in 2009 compared with 2008 as a result of an anticipated improved holiday selling season in late 2009 and expected improved sales volumes and margins at the Le Gourmet Chef® stores as a result of the completion of new product enhancement and store-merchandising programs. These programs, coupled with the completion of the large product clearance program in the Le Gourmet Chef® stores that significantly reduced margins in 2008, are expected to improve results at the Le Gourmet Chef operations in 2009. Capital expenditure restraints and administrative cost control measures, including spending and travel restrictions, wage freezes, benefit reductions and suspension of incentive compensation are expected to help results in 2009. In addition, Kitchen Collection plans to aggressively renegotiate store leases whenever possible.
     Overall, Kitchen Collection expects a difficult first quarter in 2009 with increasing improvements in quarterly results for the remainder of the year producing an improvement in full year results compared with adjusted 2008. Cash flow before financing activities is still expected to be slightly negative in 2009, but significantly improved compared with 2008.
     Longer term, Kitchen Collection also expects to continue programs for its Kitchen Collection® store format which are designed to enhance its merchandise mix, store displays and appearance and optimize store selling space. Kitchen Collection also expects to achieve growth in the Le Gourmet Chef® outlet and traditional mall store formats, while maintaining disciplined cost control. The total number of Kitchen Collection® and Le Gourmet Chef® stores is unlikely to increase in 2009.
North American Coal — Fourth Quarter Results
     North American Coal’s net income for the fourth quarter of 2008 was $4.9 million on revenues of $26.1 million compared with net income of $6.6 million on revenues of $33.2 million for the fourth quarter of 2007.
     The following table provides a comparison of North American Coal’s lignite coal and limerock deliveries for the fourth quarter of 2008 compared with the fourth quarter of 2007.

	2008	2007
	(in millions)
Lignite coal deliveries (tons)
Consolidated mines	1.4	1.7
Unconsolidated mines	7.1	7.0

Total lignite coal deliveries	8.5	8.7

Limerock deliveries (cubic yards)	4.3	8.6

     Revenues and net income for the 2008 fourth quarter decreased compared with the 2007 fourth quarter primarily due to fewer tons delivered at the Mississippi Lignite Mining Company as a result of its customer’s planned extended power plant outage and fewer limerock deliveries at the limerock mining operations as a result of a reduction in customer requirements due to a decline in the southern Florida housing and construction markets. These unfavorable items were partially offset by an increase in earnings at the unconsolidated mines due to contractual price escalation and higher royalty income.
North American Coal —Full Year Results
     For the year ended December 31, 2008, North American Coal reported net income of $22.1 million on revenues of $130.5 million compared with net income of $31.0 million on revenues of $137.1 million for the year ended December 31, 2007.
     The decrease in net income in 2008 compared with 2007 was primarily attributable to the reduction in tons delivered and higher costs of sales due to the capitalization of fixed costs over lower production levels at Mississippi Lignite Mining Company in 2008. Fewer limerock deliveries due to the decline in the southern Florida housing and construction markets and the absence of an arbitration award received in 2007 also contributed to the decrease. Contractual price escalation at the consolidated mines and unconsolidated project mines partially offset the decline in net income.
North American Coal — Outlook
     North American Coal’s lignite coal mining operations are not significantly affected by the economic downturn because of North American Coal’s long-term contract structure and continued

high demand for electricity from the power plants it serves. North American Coal expects improved performance at its lignite coal mining operations in 2009 provided that customers achieve currently planned power plant operating levels. Tons delivered at the lignite coal mines are expected to increase in 2009 compared with 2008, especially at the Mississippi Lignite Mining Company as a result of fewer planned outage days and improved operating efficiencies at the customer’s power plant. However, contractual price escalation at all mines is not expected to affect results as favorably in 2009 as it did in 2008 because of recent declines in commodity costs.
     Limerock customer projections for 2009 deliveries reflect the continued significant decline in the southern Florida housing and construction markets. In addition, production will be significantly decreased due to an unfavorable legal ruling that terminates customers’ mining permits at most of the limerock mining operations. As a result, deliveries from the limerock dragline mining operations are expected to be significantly lower in 2009. Customers are expected to reduce inventory levels until they return to production under new permits that are expected to be issued toward the end of 2009. The company has mitigated its financial exposure to these limerock operations by transitioning to new cost reimbursable management fee contracts with the majority of its customers.
     Overall, North American Coal expects solid operating performance in 2009 with results comparable to 2008. Cash flow before financing activities is expected to be positive, but down somewhat from 2008.
     The company has a number of potential new projects and opportunities under consideration and expects to incur additional expenses related to these opportunities in 2009. Permitting is taking place in the company’s Otter Creek Reserve in North Dakota in expectation of the construction of a new mine. North American Coal is also working on a project with Mississippi Power to provide lignite coal to a new plant in Mississippi.
     Over the longer term, North American Coal expects to continue its efforts to develop new domestic coal projects and is encouraged that more new project opportunities may become available, including opportunities for coal-to-liquids, coal gasification and other clean coal technologies. Further, the company continues to pursue additional non-coal mining opportunities.
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Conference Call
     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Friday, March 13, 2009 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 680-0869 (Toll Free) or (617) 213-4854 (International), Passcode: 43007445, or over the Internet through NACCO Industries’ website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 20, 2009. The online archive of the broadcast will be available on the NACCO Industries website.
Annual Report on Form 10-K
     NACCO Industries, Inc.’s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to NACCO Industries, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 449-9669, or from NACCO Industries, Inc.’s website at www.nacco.com.

Non-GAAP Financial Measures
     This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted Income (Loss) is a measure of income that differs from Net Income (Loss) measured in accordance with GAAP. Adjusted Income (Loss) is Net Income (Loss) adjusted for the exclusion of goodwill and intangible asset impairment charges and charges against the accumulated deferred tax assets of NMHG Wholesale and Retail. Management believes that both Net Income (Loss) and Adjusted Income (Loss) assist investors in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using Net Income (Loss) and Adjusted Income (Loss). For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income.
Forward-looking Statements Disclaimer
     The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a worldwide basis, including the ability of NMHG’s dealers and end-users to obtain financing at reasonable rates as a result of current economic conditions, (2) changes in sales prices, (3) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor, (4) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (5) delays in, increased costs from or reduced benefits from restructuring programs, (6) customer acceptance of, changes in the prices of, or delays in the development of new products, (7) introduction of new products by, or more favorable product pricing offered by, NMHG’s competitors, (8) delays in manufacturing and delivery schedules, (9) changes in or unavailability of suppliers, (10) bankruptcy of or loss of major dealers, retail customers or suppliers, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) acquisitions and/or dispositions of dealerships by NMHG, (14) changes mandated by federal and state regulation including health, safety or environmental legislation, (15) the ability of NMHG and its dealers and suppliers to access credit in the current economic environment and (16) the ability of NMHG to obtain future financing on reasonable terms or at all.
     Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in, or unavailability of quality or cost effective, suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry, (11) the ability of Hamilton Beach and its customers and suppliers to access credit in the current economic environment and (12) the ability of Hamilton Beach to obtain future financing on reasonable terms or at all.
     Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of the current financial crisis or other events or other conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) increased competition and (7) the ability to obtain future financing on reasonable terms or at all.
     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite coal or limerock requirements, (2) weather or equipment problems that could affect lignite coal or limerock deliveries to customers, (3) changes in mining permit requirements that could affect deliveries to customers, including the resumption of Florida limerock mining, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) costs to pursue and develop new mining opportunities, including costs in connection with North American Coal’s joint ventures, (6) changes in U.S. regulatory requirements, including changes in power plant emission regulations, (7) changes in the power industry that would affect demand for North American Coal’s reserves, (8) the ability of North American Coal’s utility customers to access credit markets to maintain current liquidity and (9) the ability of North American Coal to obtain future financing on reasonable terms or at all.
About NACCO
     NACCO Industries, Inc. is an operating holding company with the following principal businesses: lift trucks, housewares distribution, housewares retail and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. The housewares business consists of Hamilton Beach Brands, Inc., a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
# # #

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31		December 31
	2008	2007 (a)	2008	2007 (a)
	(In millions, except per share data)

Total revenues	$949.4	$1,092.7	$3,680.3	$3,602.7
Cost of sales	814.3	904.1	3,187.0	3,001.5

Gross profit	135.1	188.6	493.3	601.2

Earnings of unconsolidated project mining subsidiaries	11.8	10.0	39.4	37.7

Operating expenses
Selling, general and administrative expenses	122.4	126.1	475.5	492.3
Goodwill and other intangible assets impairment charges	435.7	—	435.7	—
Restructuring charges	6.0	0.2	9.1	8.6
(Gain) loss on sale of assets/businesses	0.2	0.8	(0.3)	(1.3)

	564.3	127.1	920.0	499.6

Operating profit (loss)	(417.4)	71.5	(387.3)	139.3
Other income (expense)	(8.7)	(5.7)	(31.5)	(25.1)

Income (loss) before income taxes and minority interest	(426.1)	65.8	(418.8)	114.2
Income tax provision	2.2	13.9	18.6	23.9

Income (loss) before minority interest	(428.3)	51.9	(437.4)	90.3
Minority interest income (loss)	0.1	—	(0.2)	0.1

Net income (loss)	$(428.2)	$51.9	$(437.6)	$90.4

Basic earnings (loss) per share	$(51.69)	$6.28	$(52.84)	$10.94

Diluted earnings (loss) per share	$(51.69)	$6.27	$(52.84)	$10.93

Cash dividends per share	$0.5150	$0.5000	$2.0450	$1.9800

Basic weighted average shares outstanding	8.284	8.268	8.281	8.263
Diluted weighted average shares outstanding	8.284	8.279	8.281	8.272

(a)	Revised for Hamilton Beach change from the LIFO to FIFO inventory valuation method.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2008	2007 (a)	2008	2007 (a)
	(In millions)

Revenues
NACCO Materials Handling Group Wholesale	$646.6	$759.5	$2,740.1	$2,581.9
NACCO Materials Handling Group Retail (incl. elims.)	14.9	16.5	84.2	137.8

NACCO Materials Handling Group	661.5	776.0	2,824.3	2,719.7

Hamilton Beach	186.5	200.2	528.7	540.7
Kitchen Collection	77.8	84.8	202.3	210.0
Housewares Eliminations	(2.5)	(1.5)	(5.5)	(4.8)

NACCO Housewares Group	261.8	283.5	725.5	745.9

North American Coal	26.1	33.2	130.5	137.1

Total	$949.4	$1,092.7	$3,680.3	$3,602.7

Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	$9.2	$9.2	$38.4	$33.9
NACCO Materials Handling Group Retail (incl. elims.)	0.8	0.9	3.6	7.8

NACCO Materials Handling Group	10.0	10.1	42.0	41.7

Hamilton Beach	1.4	1.5	4.2	4.3
Kitchen Collection	0.9	0.6	3.0	2.3

NACCO Housewares Group	2.3	2.1	7.2	6.6

North American Coal	2.2	2.9	11.1	12.4
NACCO and Other	0.1	—	0.2	0.1

Total	$14.6	$15.1	$60.5	$60.8

Operating profit (loss)
NACCO Materials Handling Group Wholesale	$(358.4)	$29.2	$(342.7)	$66.3
NACCO Materials Handling Group Retail (incl. elims.)	(0.4)	(1.2)	(1.3)	(9.0)

NACCO Materials Handling Group	(358.8)	28.0	(344.0)	57.3

Hamilton Beach	(68.8)	23.8	(60.8)	42.2
Kitchen Collection	3.4	10.5	(12.2)	0.5
Housewares Eliminations	—	(0.1)	—	(0.1)

NACCO Housewares Group	(65.4)	34.2	(73.0)	42.6

North American Coal	8.3	10.1	32.0	43.2
NACCO and Other	(1.5)	(0.8)	(2.3)	(3.8)

Total	$(417.4)	$71.5	$(387.3)	$139.3

(a)	Revised for Hamilton Beach change from the LIFO to FIFO inventory valuation method.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2008	2007 (a)	2008	2007 (a)
	(In millions)

Other income (expense)
NACCO Materials Handling Group Wholesale	$(3.5)	$(2.2)	$(14.5)	$(9.2)
NACCO Materials Handling Group Retail (incl. elims.)	(0.4)	(0.9)	(1.8)	(3.9)

NACCO Materials Handling Group	(3.9)	(3.1)	(16.3)	(13.1)

Hamilton Beach	(1.8)	(3.0)	(9.8)	(10.5)
Kitchen Collection	(0.2)	(0.6)	(1.1)	(1.9)
Housewares Eliminations	—	(0.5)	—	—

NACCO Housewares Group	(2.0)	(4.1)	(10.9)	(12.4)

North American Coal	(2.1)	(1.7)	(6.8)	(6.3)
NACCO and Other	(0.7)	3.2	2.5	6.7

Total	$(8.7)	$(5.7)	$(31.5)	$(25.1)

Net income (loss)
NACCO Materials Handling Group Wholesale	$(364.0)	$23.8	$(365.6)	$48.2
NACCO Materials Handling Group Retail (incl. elims.)	(1.8)	(1.1)	(10.4)	(8.9)

NACCO Materials Handling Group	(365.8)	22.7	(376.0)	39.3

Hamilton Beach	(74.1)	12.8	(73.3)	19.5
Kitchen Collection	0.2	5.9	(10.0)	(0.9)
Housewares Eliminations	(1.8)	(0.3)	—	(0.1)

NACCO Housewares Group	(75.7)	18.4	(83.3)	18.5

North American Coal	4.9	6.6	22.1	31.0
NACCO and Other	8.4	4.2	(0.4)	1.6

Total	$(428.2)	$51.9	$(437.6)	$90.4

(a)	Revised for Hamilton Beach change from the LIFO to FIFO inventory valuation method.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
Adjusted Consolidated Statement of Operations Excluding “Special Items”

	Three Months Ended		Year Ended
	December 31		December 31
	2008 Adjusted	2007 (a)	2008 Adjusted	2007 (a)
	(In millions, except per share data)

Total revenues	$949.4	$1,092.7	$3,680.3	$3,602.7
Cost of sales	814.3	904.1	3,187.0	3,001.5

Gross profit	135.1	188.6	493.3	601.2

Earnings of unconsolidated project mining subsidiaries	11.8	10.0	39.4	37.7

Operating expenses
Selling, general and administrative expenses	122.4	126.1	475.5	492.3
Restructuring charges	6.0	0.2	9.1	8.6
(Gain) loss on sale of assets/businesses	0.2	0.8	(0.3)	(1.3)

	128.6	127.1	484.3	499.6

Operating profit	18.3	71.5	48.4	139.3
Other income (expense)	(8.7)	(5.7)	(31.5)	(25.1)

Income before income taxes and minority interest	9.6	65.8	16.9	114.2
Income tax provision (benefit)	(9.0)	13.9	(7.1)	23.9

Income before minority interest	18.6	51.9	24.0	90.3
Minority interest income (loss)	0.1	—	(0.2)	0.1

Net income	$18.7	$51.9	$23.8	$90.4

Basic earnings per share	$2.26	$6.28	$2.87	$10.94

Diluted earnings per share	$2.26	$6.27	$2.87	$10.93

(a)	Revised for Hamilton Beach change from the LIFO to FIFO inventory valuation method.

Adjusted Consolidated Statements of Operations is a financial statement that differs from Consolidated Statements of Operations measured in accordance with U.S. generally accepted accounting principles (“GAAP”). The Adjusted Consolidated Statements of Operations reflect the exclusion of goodwill and intangible asset impairment charges and charges against the accumulated deferred tax assets of NMHG Wholesale and Retail. Management believes that both the Consolidated Statements of Operations and the Adjusted Consolidated Statements of Operations assist the investor in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using both of these statements. See the non-GAAP reconcilation on page 17.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
Adjusted Consolidated Financial and Operating Highlights Excluding “Special Items”

	Three Months Ended		Year Ended
	December 31		December 31
	2008 Adjusted	2007 (a)	2008 Adjusted	2007 (a)
	(In millions)

Revenues
NACCO Materials Handling Group Wholesale	$646.6	$759.5	$2,740.1	$2,581.9
NACCO Materials Handling Group Retail (incl. elims.)	14.9	16.5	84.2	137.8

NACCO Materials Handling Group	661.5	776.0	2,824.3	2,719.7

Hamilton Beach	186.5	200.2	528.7	540.7
Kitchen Collection	77.8	84.8	202.3	210.0
Housewares Eliminations	(2.5)	(1.5)	(5.5)	(4.8)

NACCO Housewares Group	261.8	283.5	725.5	745.9

North American Coal	26.1	33.2	130.5	137.1

Total	$949.4	$1,092.7	$3,680.3	$3,602.7

Operating profit (loss)
NACCO Materials Handling Group Wholesale	$(7.3)	$29.2	$8.4	$66.3
NACCO Materials Handling Group Retail (incl. elims.)	(0.4)	(1.2)	(1.3)	(9.0)

NACCO Materials Handling Group	(7.7)	28.0	7.1	57.3

Hamilton Beach	11.9	23.8	19.9	42.2
Kitchen Collection	7.3	10.5	(8.3)	0.5
Housewares Eliminations	—	(0.1)	—	(0.1)

NACCO Housewares Group	19.2	34.2	11.6	42.6

North American Coal	8.3	10.1	32.0	43.2
NACCO and Other	(1.5)	(0.8)	(2.3)	(3.8)

Total	$18.3	$71.5	$48.4	$139.3

Net income (loss)
NACCO Materials Handling Group Wholesale	$(1.6)	$23.8	$4.5	$48.2
NACCO Materials Handling Group Retail (incl. elims.)	(1.6)	(1.1)	(3.4)	(8.9)

NACCO Materials Handling Group	(3.2)	22.7	1.1	39.3

Hamilton Beach	6.6	12.8	7.4	19.5
Kitchen Collection	3.8	5.9	(6.4)	(0.9)
Housewares Eliminations	(1.8)	(0.3)	—	(0.1)

NACCO Housewares Group	8.6	18.4	1.0	18.5

North American Coal	4.9	6.6	22.1	31.0
NACCO and Other	8.4	4.2	(0.4)	1.6

Total	$18.7	$51.9	$23.8	$90.4

(a)	Revised for Hamilton Beach change from the LIFO to FIFO inventory valuation method.

Adjusted Consolidated Financial and Operating Highlights differ from Consolidated Financial and Operating Highlights measured in accordance with U.S. generally accepted accounting principles (“GAAP”). The Adjusted Consolidated Financial and Operating Highlights reflect the exclusion of goodwill and intangible asset impairment charges and charges against the accumulated deferred tax assets of NMHG Wholesale and Retail. Management believes that both the Consolidated Financial and Operating Highlights and the Adjusted Consolidated Financial and Operating Highlights assist the investor in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using both of these statements. See the non-GAAP reconcilations of operating profit (loss) and net income (loss) on pages 18 and 19, respectively.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
Reconciliation of Consolidated Statements of Operations “As Reported” to Adjusted Consolidated Statements of Operations Excluding “Special Items”
(In millions, except per share data)

	Three Months Ended			Year Ended
	December 31			December 31
	As Reported	Special	Non-GAAP	As Reported	Special	Non-GAAP
	Under GAAP	Charges	Financial Measures	Under GAAP	Charges	Financial Measures

Total revenues	$949.4		$949.4	$3,680.3		$3,680.3
Cost of sales	814.3		814.3	3,187.0		3,187.0

Gross profit	135.1		135.1	493.3		493.3

Earnings of unconsolidated project mining subsidiaries	11.8		11.8	39.4		39.4

Operating expenses
Selling, general and administrative expenses	122.4		122.4	475.5		475.5
Goodwill and other intangible assets impairment charges	435.7	(435.7)	—	435.7	(435.7)	—
Restructuring charges	6.0		6.0	9.1		9.1
(Gain) Loss on sale of assets/businesses	0.2		0.2	(0.3)		(0.3)

	564.3	(435.7)	128.6	920.0	(435.7)	484.3

Operating profit (loss)	(417.4)	435.7	18.3	(387.3)	435.7	48.4
Other income (expense)	(8.7)		(8.7)	(31.5)		(31.5)

Income (loss) before income taxes and minority interest	(426.1)	435.7	9.6	(418.8)	435.7	16.9
Income tax provision	2.2	(11.2)	(9.0)	18.6	(25.7)	(7.1)

Income (loss) before minority interest	(428.3)	446.9	18.6	(437.4)	461.4	24.0
Minority interest income (loss)	0.1		0.1	(0.2)		(0.2)

Net income (loss)	$(428.2)	$446.9	$18.7	$(437.6)	$461.4	$23.8

Basic earnings (loss) per share	$(51.69)	$53.95	$2.26	$(52.84)	$55.71	$2.87

Diluted earnings (loss) per share	$(51.69)	$53.95	$2.26	$(52.84)	$55.71	$2.87

Adjusted Consolidated Statements of Operations is a financial statement that differs from Consolidated Statements of Operations measured in accordance with U.S. generally accepted accounting principles (“GAAP”). The Adjusted Consolidated Statements of Operations reflect the exclusion of goodwill and intangible asset impairment charges and charges against the accumulated deferred tax assets of NMHG Wholesale and Retail. Management believes that both the Consolidated Statements of Operations and the Adjusted Consolidated Statements of Operations assist the investor in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using both of these statements.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
Reconciliation of Consolidated Operating Results “As Reported” to Adjusted Operating Results “Excluding Special Items”
(in millions, except per share data)

	4th Quarter 2008	Year Ended 2008
2008 Consolidated Operating Loss, as reported	$(417.4)	$(387.3)
Goodwill and other intangible assets impairment charges	$435.7	$435.7

2008 Adjusted Operating Income	$18.3	$48.4

	4th Quarter 2008	Year Ended 2008
2008 NMHG Wholesale Operating Loss, as reported	$(358.4)	$(342.7)
Goodwill and other intangible assets impairment charge	$351.1	$351.1

2008 NMHG Wholesale Adjusted Operating Income (Loss)	$(7.3)	$8.4

	4th Quarter 2008	Year Ended 2008
2008 Hamilton Beach Operating Loss, as reported	$(68.8)	$(60.8)
Goodwill impairment charge	$80.7	$80.7

2008 Hamilton Beach Adjusted Operating Income	$11.9	$19.9

	4th Quarter 2008	Year Ended 2008
2008 Kitchen Collection Operating Profit (Loss), as reported	$3.4	$(12.2)
Goodwill and other intangible assets impairment charge	$3.9	$3.9

2008 Kitchen Collection Adjusted Operating Income (Loss)	$7.3	$(8.3)

Adjusted Operating Income (Loss) is a measure of income that differs from Operating Profit (Loss) measured in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted Operating Income (Loss) is Operating Profit (Loss) adjusted for the exclusion of goodwill and intangible asset impairment charges. Management believes that both Operating Profit (Loss) and Adjusted Operating Income (Loss) assist the investor in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using Operating Profit (Loss) and Adjusted Operating Income (Loss).

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
Reconciliation of Consolidated Results “As Reported” to Adjusted Results “Excluding Special Items”
(in millions, except per share data)

	4th Quarter 2008			Year Ended 2008

			Diluted			Diluted
	Pre-Tax	After-tax	EPS	Pre-Tax	After-tax	EPS

2008 Consolidated Net Loss, as reported		$(428.2)	$(51.69)		$(437.6)	$(52.84)
Goodwill and other intangible assets impairment charges	$435.7	$431.6	52.10	$435.7	$431.6	52.12
Charges against accumulated deferred tax assets	$15.3	$15.3	1.85	$29.8	$29.8	3.59

Net effect of special items	$451.0	$446.9		$465.5	$461.4

2008 Adjusted Income		$18.7	$2.26		$23.8	$2.87

	4th Quarter 2008		Year Ended 2008

	Pre-Tax	After-tax	Pre-Tax	After-tax

2008 NMHG Wholesale Net Loss, as reported		$(364.0)		$(365.6)
Goodwill and other intangible assets impairment charge	$351.1	$347.3	$351.1	$347.3
Charge against accumulated deferred tax assets	$15.1	$15.1	$22.8	$22.8

Net effect of special items	$366.2	$362.4	$373.9	$370.1

2008 NMHG Wholesale Adjusted Income (Loss)		$(1.6)		$4.5

	4th Quarter 2008		Year Ended 2008

	Pre-Tax	After-tax	Pre-Tax	After-tax

2008 NMHG Retail Net Loss, as reported		$(1.8)		$(10.4)
Charge against accumulated deferred tax assets	$0.2	$0.2	$7.0	$7.0

2008 NMHG Retail Adjusted Loss		$(1.6)		$(3.4)

	4th Quarter 2008		Year Ended 2008

	Pre-Tax	After-tax	Pre-Tax	After-tax

2008 Hamilton Beach Net Loss, as reported		$(74.1)		$(73.3)
Goodwill impairment charge	$80.7	$80.7	$80.7	$80.7

2008 Hamilton Beach Adjusted Income		$6.6		$7.4

	4th Quarter 2008		Year Ended 2008

	Pre-Tax	After-tax	Pre-Tax	After-tax

2008 Kitchen Collection Net Income (Loss), as reported		$0.2		$(10.0)
Goodwill and other intangible assets impairment charge	$3.9	$3.6	$3.9	$3.6

2008 Kitchen Collection Adjusted Income (Loss)		$3.8		$(6.4)

Adjusted Income (Loss) is a measure of income that differs from Net Income (Loss) measured in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted Income (Loss) is Net Income (Loss) adjusted for the exclusion of goodwill and intangible asset impairment charges and charges against the accumulated deferred tax assets of NMHG Wholesale and Retail. Management believes that both Net Income (Loss) and Adjusted Income (Loss) assist the investor in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using Net Income (Loss) and Adjusted Income (Loss).